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                                  AMENDED NOTE


         This amended note ("Amended Note") made as of April 30, 1999 by PICK Communications Corp. (the "Company"), a Nevada corporation, is to be attached to and made a part of that certain 10% Senior Secured Note (the "Note") made by the Company to the order of ________________________ (the "Payee") in the original principal amount of $_____________ payable on April 27, 1999, together with unpaid interest of $________________ through April 29, 1999, or an aggregate of $__________________ (the "Principal Amount").

         NOW, THEREFORE, in consideration of $1.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that the Note shall be amended and modified as follows:

         1. The Principal Amount of this Amended Note shall equal the principal amount plus accrued and unpaid interest on the original Note. The interest rate on this Amended Note shall revert to the original 10% non-default interest rate. The Amended Notes will contain identical terms and conditions as the original Notes, except all references to Note shall be changed to Amended Note and the Note shall be amended as follows:

         2. The Maturity Date will be April 27, 2002. In addition, the Company shall have the option to extend the Maturity Date for one additional year (the "Extended Maturity Date"), in which event the Conversion Price (as defined below) shall be adjusted as described below.

         3. The third full paragraph on page 2 of the Note is deleted in its entirety and in lieu thereof the following words are substituted therefor:

         In consideration for the loan (the "Restructuring") evidenced by this Amended Note and other identical Amended Notes in the aggregate principal amount of up to $9,900,000, the Company shall grant to the holders of Amended Notes (the "Holders"), a right to: (a) exchange, at any time during the two-year period from the date of this Amended Note, each existing warrant previously issued to the Holder for one share of the Company's common stock, $.001 par value (the "Common Stock"), which shares shall be registered by the Company with the Securities and Exchange Commission as promptly as practicable, but no later than June 30, 1999, and (b) elect to either receive one share of Common Stock for each one dollar ($1.00) principal amount of the Amended Note or have the Conversion Price (as defined below) reduced from $1.00 per share to $.50 per share, commencing upon the date when such additional shares issued under this subsection have been registered by the Company with the Securities and Exchange Commission (within six months of the date of this Amended Note) and for a two-year period thereafter.

         4. Section 1 of the Note is hereby deleted in its entirety and in lieu thereof the following words are substituted therefor;

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         Prepayment. The Principal Amount of the Amended Note may not be prepaid prior to the Maturity Date.

         5. Section 2B of the Note is hereby deleted in its entirety.

         6. The following words are hereby deleted from the fifth line of
Section 3B(vi) of the Note: "Quarterly Report on From 10-Q for the period ended March 31, 1998" and the words "Annual Report on Form 10-K for the year ended December 31, 1998" are hereby substituted in lieu thereof.

         7. Section 4 A(v) of the Note is hereby amended to read as follows:

         Cross-Default. The Company shall default in the payment when due of any amount payable under any other obligation of the Company for money borrowed in excess of $100,000, exclusive of indebtedness which was past due at April 27, 1999, or owed to any Noteholder who does not consent to the terms of this Amended Note.

         8. Section 4A(vi) of the Note is hereby amended to read as follows:

         (vi) Cross-Acceleration. Any senior debt or any other indebtedness of the Company in an aggregate principal amount exceeding $100,000, exclusive of any Notes not converted into an Amended Note (i) shall be duly declared to be or shall become due and payable prior to the stated maturity thereof or (ii) shall not be paid as and when the same becomes due and payable including any applicable grace period.

         9. Section 5A of the Note is deleted in its entirety and in lieu thereof the following words are substituted therefor:

         5. A (i) Optional Conversion/Conversion Price. Each Amended Note shall be convertible at any time at the option of the holder thereof into shares of Common Stock at a per share conversion price equal to $1.00 (the "Conversion Price"). In the event that: (i) within 12 months after the Restructuring the Company issues any shares, options, warrants, or other convertible securities (other than options issued pursuant to the Company's employee stock option plan) for a purchase price, exercise price or conversion price, as the case may be, less than the Conversion Price, other than any shares issued pursuant to any authorized or outstanding options, warrants or other convertible securities (including the Notes and the Series B and Series D Preferred Stock) as of the date of the Restructuring, or any shares, options, warrants, or other convertible securities issued to Commonwealth, or (ii) the average closing bid price for the Common Stock for the 15 trading days immediately preceding the one year anniversary of the effective date of the Restructuring is less than the Conversion Price, then the Conversion Price shall be reset to such lower price but in no event less than $.50. In the event that the Company elects to extend the maturity date for an additional year, the Conversion Price shall be reduced to

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50% of the average closing bid price for the Common Stock for the 15 trading days immediately preceding the date of extension.

                  A. (ii) Mandatory Conversion. The Notes shall be automatically converted into shares of Common Stock in the event that the closing bid price for the Common Stock has exceeded $1.50 per share for 20 consecutive trading days. Such conversion shall be conditioned upon the shares of Common Stock to be issued upon such conversion being fully registered for resale.

         IN WITNESS WHEREOF, the Company has caused this Amended Note to be duly executed in its corporate name by its duly authorized officer as of the date first above written.

                                                PICK COMMUNICATIONS CORP.


                                                 By:____________________________
                                                      Thomas M. Malone,
                                                       Chief Executive Officer
Attest:

________________________
James H. Season,
Chief Financial Officer

         The Payee hereby consents to the execution of this Amended Note and agrees to be bound thereby.

                                                ________________________________

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